Exhibit 99.(11)

Goodwin Procter LLP 1900 N Street, N.W. Washington, D.C. 20036 T: 202.346.4000 F: 202.346.4444

November 9, 2021

Prudential Series Fund

655 Broad Street, 17th Floor

Newark, New Jersey  07102

Re:                           The Prudential Series Fund
Registration Statement on Form N-14
File No. 811-03623

Ladies and Gentlemen:

As counsel to The Prudential Series Fund, a Delaware statutory trust (“PSF”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of PSF, $0.001 par value per share (the “Shares”). The Shares will be issued in connection with the reorganizations identified in Schedule A hereto (each, a “Reorganization”), each of which will involve a series (each, a “Target Portfolio”) of the Advanced Series Trust (“AST”)  transferring all of its assets to a series of PSF (the “Acquiring Portfolio”) in exchange for the Acquiring Portfolio’s assumption of all of the Target Portfolio’s liabilities, and the Acquiring Portfolio’s issuance of Shares to the Target Portfolio. Each Reorganization will be transacted pursuant to a Plan of Reorganization, on behalf of the Acquiring Portfolio and each Target Portfolio (each, a “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, on representations in the Plan and a certificate of an officer of PSF.  We also have assumed that the Shares will be issued and sold in accordance with the terms and conditions set forth in the Plan and that ownership of the Shares will be duly recorded in PSF’s books.

The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. §§ 3801-3863.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by PSF.

We hereby consent to the filing of this opinion as Exhibit 11 to PSF’s Registration Statement on Form N-14 (the “Registration Statement”) and to the references to our firm as legal counsel to PSF in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

Schedule A

Reorganizations

Target Portfolios	Acquiring Portfolio
AST BlackRock Corporate Bond Portfolio	PSF PGIM Total Return Bond Portfolio
AST PIMCO Corporate Bond Portfolio
AST Prudential Corporate Bond Portfolio
AST T. Rowe Price Corporate Bond Portfolio
AST Western Asset Corporate Bond Portfolio

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